Bank of America N.A.
900 West Trade Street
Suite 650
NC1-026-06-01
Charlotte, NC 28255
www.bankamerica.com

ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE

Re:
Banc of America Commercial Mortgage Inc.
Commercial Mortgage Pass-Through Certificates
Series 2004-2

In connection with the above-referenced transaction the undersigned officer, on behalf of Bank of
America, N.A., hereby certifies that (i) a review of the activities for the period ending December 31,
2004 and of its performance under the Sub-Servicing Agreement and the Pooling and Servicing
Agreement dated as of April 1, 2004 have been made under my supervision; (ii) to the best of my knowledge, based on such review, Bank of America has fulfilled all of its obligations under the agreements in all material respects throughout the aforementioned period; and (iii) Bank of America has received no notice regarding qualification, or challenging the status, of any portion of the Trust fund as a REMIC for the Internal Revenue Service or any other governmental agency or body.

Bank of America, N.A.

/s/ Sean D. Reilly
Sean D. Reilly
Principal

/s/ H. Michael Lumadue
H. Michael Lumadue
Vice President